U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                     FORM 4

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 of Section 30(f) of the Investment Company Act of 1940


 [_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

________________________________________________________________________________
Name and Address of Reporting Person

Shapiro                 Harris
--------------------------------------------------------------------------------
(Last)                  (First)                   (Middle)

                       245 East 63rd Street
--------------------------------------------------------------------------------
                       (Street)


New York                NY                          10021
--------------------------------------------------------------------------------
City                    (State)                     (Zip)

________________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

     Perfect Data Corp. - PERF


________________________________________________________________________________
3. IRS or Social Security Number of Reporting Person
   (Voluntary)

      ###-##-####
________________________________________________________________________________
4. Statement for Month/Year

      9/00

________________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.  Relationship of Reporting Person to Issuer
    (Check if Applicable)

    [X] Director                        [_] 10% Owner
    [X] Officer (give title below)      [_] Other (specify

                              Chairman of the Board
                                       and
                            Chief Executive Officer

================================================================================

 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------------------------------------------
------------------------------ ----------------- ------------------ --------------------------------
1.  Title of Security          2. Transaction    3. Transaction     4. Securities Acquired (A) or
   (Instr. 3)                  Date                 Code            Disposed of (D) (Instr. 3, 4,
                               (Month/Day/Year)     (Instr. 8)      and 5)





------------------------------ ----------------- ------------------ --------------------------------
------------------------------ ----------------- ---------- ------- ----------- --------- ----------
                                                   Code       V     Amount      (A) or    Price
                                                                                (D)
------------------------------ ----------------- ---------- ------- ----------- --------- ----------
------------------------------ ----------------- ---------- ------- ----------- --------- ----------
Common Stock, no  par value     N/A                N/A               N/A        N/A       N/A

------------------------------ ----------------- ---------- ------- ----------- --------- ----------
------------------------------ ----------------- ---------- ------- ----------- --------- ----------


------------------------------ ----------------- ---------- ------- ----------- --------- ----------
------------------------------ ----------------- ---------- ------- ----------- --------- ----------

---------------- ----------- --------------- -------------------------------------------------------
5. Amount of     6. Owner-   7. Nature of
Securities       ship Form:  Indirect
Beneficially     Direct      Beneficially
Owned at End     (D) or      Ownership
of Month         Indirect    (Instr. 4)
(Instr. 3 and    (I)
4)               (Instr. 4)

--------------- ----------- --------------- -------------------------------------------------------
--------------- ----------- --------------- -------------------------------------------------------


--------------- ----------- --------------- -------------------------------------------------------
--------------- ----------- --------------- -------------------------------------------------------
284,500          I            (1)

--------------- ----------- --------------- -------------------------------------------------------
--------------- ----------- --------------- -------------------------------------------------------


--------------- ----------- --------------- -------------------------------------------------------
--------------- ----------- --------------- -------------------------------------------------------


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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(1) All securities are held in a corporation of which Reporting Person is the sole shareholder.



Form 4 (continued)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------
1. Title of Derivative       2.            3.            4.              5. Number of    6. Date          7. Title and Amount of
Security (Instr. 3)            Conver-     Transaction   Transaction     Derivation      Exercisable      Underlying Securities
                               sion        Date          Code (Instr.    Securities      and Expiration   (Instr. 3 and 4)
                               or          (Month/Day/                   Acquired (A)    Date
                               Exercisable  Year)                        or Disposed     (Month/Date/Year)
                               Price                                     of (D)
                               of                                        (Instr. 3,4,
                               Derivative                                and 5)
                               Security


---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------
---------------------------- ------------- ------------- ------- ------- -------- ------ -------- ------- ------------ ------------
                                                         Code      V     (A)      (D)    Date     Expira-   Title      Amount or
                                                                                         Exerci-  tion                 Number of
                                                                                         sable    Date                 Shares
---------------------------- ------------- ------------- ------- ------- -------- ------ -------- ------- ------------ ------------
---------------------------- ------------- ------------- --------------- --------------- ---------------- ------------ ------------
Common Stock Options           $4.125        9/7/00       A               25,000          (1)     9/06/10   Common       25,000
                                                                                                             Stock

---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------
---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------

------------- ------------- ----------- -----------
8. Price of   9. Number     10.         11.
Derivative    of            Ownership   Nature of
Security      Derivative    Form of     Indirect
(Instr. 5)    Securities    Derivative  Beneficial
              Beneficially  Security:   Ownership
              Owned at      Direct      (Instr. 4)
              end of        (D) or
              month         Indirect
              (Instr. 4)    (I)
                            (Instr. 4)

------------- ------------- ----------- -----------
------------- ------------- ----------- -----------



------------- ------------- ----------- -----------
------------- ------------- ----------- -----------
 0             50,000         D          N/A


------------- ------------- ----------- -----------
------------- ------------- ----------- -----------

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 Explanation of Responses:(1) The option becomes exercisable on a cumulative basis as to 8,333 shares on 9/07/01 and 9/07/02 and as to 8,334 on 9/07/03


                            /s/ Harris Shapiro                 10/04/00
                          -----------------------         ----------------------
                            Harris Shapiro                       Date



  **Intentional  misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.